Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 30, 2022, with respect to the consolidated financial statements of U.S. Well Services, Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

September 22, 2022